FOR IMMEDIATE RELEASE

Media Contact:                           Stockholder Contact:
Mary Ann Susco                           Marco Acosta
212-850-1382                             212-850-1333


              SELIGMAN WILL HOST GLOBAL REAL ESTATE CONFERENCE CALL
                               ON OCTOBER 2, 2008

NEW YORK, SEPTEMBER 15, 2008- J. & W. Seligman & Co. Incorporated will host a conference call on global real estate securities, featuring portfolio managers from LaSalle Investment Management (Securities), L.P., one of the subadvisors of Seligman LaSalle Global Real Estate Fund and Seligman LaSalle International Real Estate Fund, Inc. (NYSE: SLS). On the call, they will discuss the current global real estate securities market and opportunities in the marketplace. Additionally, they will provide their market outlook for the remainder of the year.

The call is scheduled for Thursday, October 2, 2008 at 11:00 a.m. Eastern Time, and is open to the general public. The call-in number is 888-802-8577. The Caller-ID number is 62145360.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

Smaller company stocks may experience larger price fluctuations than large-company stocks or other types of investments. Seligman LaSalle Global Real Estate Fund and Seligman LaSalle International Real Estate Fund, Inc. are "non-diversified" funds and thus may hold fewer securities than other funds. A decline in the value of those investments would cause a Fund's overall value to decline to a greater degree than if the Fund held a more diversified portfolio.

There are specific risks associated with global investing, such as currency fluctuations, foreign taxation, differences in financial reporting practices, and rapid changes in political and economic conditions. Because of the special risks involved with investing in securities of emerging market companies, investing in such companies should be considered speculative and not appropriate for individuals who require safety of principal or stable income from their investments.

You should consider the investment objectives, risks, charges, and expenses of the Funds carefully before investing. You can obtain Seligman LaSalle Global Real Estate Fund's prospectus, most recent periodic reports and other regulatory filings and Seligman LaSalle International Real Estate Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at

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800-597-6068. The prospectus, reports, and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read the prospectus, reports, and other filings carefully before investing or sending money.


About the Funds' Investment Manager

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. The firm serves as investment manager to the Funds. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 50 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and offshore investments available exclusively for non-US investors. J. & W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are members of FINRA and are each an affiliate of J. & W. Seligman & Co. Incorporated.

On July 7, 2008, Ameriprise Financial, Inc. ("Ameriprise") announced an agreement to acquire J. & W. Seligman & Co. Incorporated, the Funds' Manager, in a transaction that is likely to close in the fourth quarter of 2008. Consummation of the acquisition of the Manager by RiverSource Investments, LLC ("RiverSource"), an affiliate of Ameriprise, will result in a change of control of Seligman and an assignment and automatic termination of the Funds' management agreement with Seligman, as well as the sub-advisory agreement relating to the Funds. At a meeting on July 29, 2008, the Funds' Board approved new advisory and administration agreements between the Funds and subsidiaries of Ameriprise, and new sub-advisory and delegation agreements for the Funds. The new advisory, sub-advisory and delegation agreements will be presented to the shareholders of the Funds for their approval.

About the Funds' Subadvisers

LaSalle Investment Management (Securities) L.P., with offices in Baltimore and Hong Kong, and LaSalle Investment Management (Securities) B.V., located in Amsterdam (collectively, "LaSalle Securities"), provide subadvisory services to the Funds. LaSalle Securities is a leading real estate securities investment manager for pension funds, as well as institutional and retail investors around the globe. With more than 21 years combined investment experience, LaSalle Securities had approximately $9.0 billion of assets under management in listed real estate securities at June 30, 2008, including US, European, international, and global mandates. LaSalle Securities is part of LaSalle Investment Management and, as such, benefits from the resources of both LaSalle Investment Management and its parent company, Jones Lang LaSalle Incorporated, a NYSE-listed real estate services company.


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